Exhibit 10.2
June 4, 2026

PRIVATE & CONFIDENTIAL

Mr. John A. Sirpilla
via email

Re:    Employment Terms and Conditions – Interim Chief Executive Officer

Dear Johnny:

Lippert Components, Inc. (the “Company”) is pleased to offer you an employment position as interim Chief Executive Officer (“CEO”), reporting to the Board of Directors of LCI Industries (the “Board”), effective as of June 4, 2026 (the “Start Date”) pursuant to the terms and conditions set forth in this employment letter agreement (this “Employment Letter”).

You are expected to remain in the role of CEO through the effective date of the Board’s appointment of a successor Chief Executive Officer or such earlier date as may be determined by the Board (the “End Date”, and the period beginning on the Start Date and ending on the End Date, the “CEO Term”). During the CEO Term, you will continue to serve on the Board but will not serve on any committee of the Board or serve as Chair of the Compensation and Human Capital Committee of the Board, and you agree that you will be deemed to have resigned from any such roles as of the Start Date. Following the End Date, it is expected that you will continue serving on the Board in a non-executive capacity in accordance with NYSE standards.

Additionally, during the CEO Term, you agree to devote substantially all of your business time to performing services at the Company, but may continue to provide services to other organizations pursuant to any existing arrangements as of the Start Date, so long as such services do not interfere with your ability to perform your duties as CEO.

As CEO, your compensation and benefits will consist of:

•An annualized base salary of $1,100,000 (the “Base Salary”), to be paid in accordance with the Company’s payroll practices in effect from time to time, subject to all applicable withholdings and deductions;

•Eligibility for an annual bonus (“Annual Bonus”) with a target of 140%of Base Salary (the “Target Bonus”), prorated for the portion of any calendar year that you are employed by the Company.  The Annual Bonus earned may range from $0 to 200% of Target Bonus. The amount of the Annual Bonus for any given calendar year will be subject to the terms and conditions of the Company’s management incentive compensation plans, as in effect from time to time (the “STIP”) and the attainment of the applicable performance targets, as determined by the Board (or a committee thereof) annually, in its sole discretion.  Notwithstanding the foregoing, the Annual Bonus for calendar year 2026 shall be subject to the following terms: (i) 50% of the Target Bonus shall be subject to the performance targets generally applicable to other senior executives for the 2026 calendar year under the STIP, and will be payable during the first quarter of 2027; and (ii) 50% of the Target Bonus shall be discretionary, subject to the review and approval of the Board, and will be payable during the first quarter of 2027 or, if earlier, may be paid in the Board’s discretion, pro-rated for any partial year, upon the conclusion of the CEO Term;

•A one-time grant of time-based restricted stock units (“RSUs”) with a grant date value of $1,800,000 under the LCI Industries 2018 Omnibus Incentive Plan (“LTIP”), subject to the terms and conditions of the LTIP and the award agreement to be entered into thereunder (the “RSU Award”). The RSU Award will be granted to you on or as soon as practicable following the Start Date (the “Grant Date”), using the form of award agreement consistent with the 2026 RSUs that have been granted to other executive officers of the Company, except for updates to reflect the terms of the RSU Award set forth herein. The RSU Award will cliff vest on the earlier of (i) immediately before the Company’s 2027 annual meeting and (ii) the first anniversary of the Start Date, subject to your continued service as CEO or as a member of the Board through such date, and subject to full acceleration upon (A) termination of your employment due to death or “Disability” (as defined in the award agreement); or (B) the occurrence of a “Change in Control” (as defined in the award agreement) or a similar transaction as determined by the Board;

•Eligibility to participate in the Company’s or its affiliates employee benefit plans and arrangements in the same manner as other senior executives of the Company, subject to the terms and conditions of such plans as in effect from time to time;

•The Company will provide suitable temporary housing for you while you are at the Company’s headquarters in a manner to be agreed between you and the Board; and

•The Company will provide an automobile allowance of $750 per month, less applicable withholdings, in accordance with the Company’s automobile policy, together with reimbursement for gasoline, customary insurance, maintenance, and registration fees on presentation of expense vouchers, to be used in connection with the business of the Company.

For clarity, during the CEO Term, you will not receive any additional compensation for your service as a member of the Board (although any previously granted equity awards will remain outstanding and continue to vest in accordance with their terms).

The terms and conditions of employment set forth in this Employment Letter will be subject to the terms and conditions of a restrictive covenant agreement between you and the Company, to be provided to you by the Company (the “RCA”).

Notwithstanding anything to the contrary, your employment with the Company is at will, and either you or the Company may terminate your employment with the Company at any time and for any reason whatsoever, subject only to any rights or obligations that may be required by this Employment Letter or the RCA, each as may be amended from time to time. Upon a termination of your employment for any reason you shall not be entitled to any severance compensation or benefits and the RSU Award, to the extent unvested, shall immediately be forfeited; provided that if you continue to serve as a member of the Board the RSU Award shall remain outstanding and eligible to vest. You will be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time.

You acknowledge and agree that this Employment Letter constitutes the entire agreement between you and the Company concerning your employment (except as otherwise may be set forth in the LTIP and any agreements entered into thereunder, the RCA or any Indemnification Agreement entered into between you and the Company (collectively, the “Additional Agreements”)), and supersedes and terminates all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, except for the Additional Agreements.

In signing below, you expressly represent that you are under no restriction with any current or former employer or other third party, including restrictions with respect to non-competition, non-solicitation, confidentiality, or any other restrictive covenant, that would prevent you from accepting employment with the Company and its affiliates or from performing any services on the Company’s behalf.

If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ Kelly Stanley
Name:    Kelly Stanley
Title:        EVP, Co-CLO

Accepted and agreed:

/s/ John A. Sirpilla
John A. Sirpilla

Date: 6/4/2026